Pricing Supplement Dated October 10, 2001                  Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                    File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Merrill Lynch & Co.
Principal Amount:            $400,000,000.00
Agent's Discount
  or Commission:             $700,000.00
Net Proceeds to Company:     $399,300,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  10/12/01
Maturity Date:               10/15/03
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                                 (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each January 15, April 15, July 15, and October 15,
                        provided  however,  the first  Interest  Reset  Date
                        will be October 12, 2001, and the second Interest Reset
                        Date will be January 15, 2002.
                        The final Interest Reset Date will be July 15, 2003.
Interest Payment Dates: Each January 15, April 15, July 15, and October  15
                        commencing January 15, 2002 and ending October 15, 2003.
Index Maturity:         3 Months
Spread (+/-):           +1.00%
Rate Floor:             The interest rate on the Notes (which
                        equals the Interest  Rate Basis in effect on
                        each  Interest  Reset Date plus the  Spread)
                        applicable  to each  Interest  Period within
                        the  period (i) from and  including  October
                        12, 2001 to but  excluding  October 15, 2002
                        ("Year  1")  and  (ii)  from  and  including
                        October  15,  2002  to  but   excluding  the
                        Maturity  Date ("Year 2") will be subject to
                        the  following  per annum  Minimum  Interest
                        Rates:
                        Year 1: 3.75%
                        Year 2: 4.75%
Day Count Convention:
      /X/ Actual/360 for the period from 10/12/01 to 10/15/03
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified
      Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.
If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.